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                                                                    Exhibit 10.2

                              BOB EVANS FARMS, INC.
                      SUMMARY OF PERFORMANCE INCENTIVE PLAN

         On May 9, 2005, the Compensation Committee of the Board of Directors of Bob Evans Farms, Inc. (the "Company") approved a new Performance Incentive Plan (the "Performance Incentive Plan") for the executive officers and senior management of the Company and its subsidiaries.

          The purpose of the Performance Incentive Plan is to maximize stockholder value over time by aligning executive compensation with the Company's financial and operational performance, individual contribution and stockholder returns. The Compensation Committee continues to believe that a large portion of executive compensation should be at-risk and stock-based to ensure that significant awards are received by executive officers only when stockholder value is created. The Performance Incentive Plan was developed by the Compensation Committee with the assistance of a nationally recognized consulting firm who, among other things, benchmarked compensation practices of companies in the Company's peer group and advised the Compensation Committee on appropriate compensation guidelines.

         Awards under the Performance Incentive Plan consist of stock options, restricted stock awards and cash bonuses. The Compensation Committee has established two categories of participants in the Performance Incentive Plan. "Tier 1" participants include the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers"). "Tier 2" participants include the Company's other executive officers and senior management (i.e., all employees categorized in grades M07 through M11).

TIER 1 PARTICIPANTS

         The amount of incentive compensation that a Named Executive Officer can receive under the Performance Incentive Plan is equal to a multiple of the Named Executive Officer's annual base salary established by the Compensation Committee (the "Base Salary Multiple"). The amount obtained by multiplying the Named Executive Officer's annual base salary by the Base Salary Multiple is the Named Executive Officer's "Target Incentive Compensation." For example, if a Named Executive Officer's annual base salary is $150,000 and the Compensation Committee establishes his Base Salary Multiple at 150%, the Named Executive Officer's Target Incentive Compensation would be $225,000 (to be paid in addition to the Named Executive Officer's base salary, cash bonus and other compensation). Incentive compensation under the Performance Incentive Plan is payable to the Named Executive Officers in the form of stock options and restricted stock as described below.

         Once the Named Executive Officer's Target Incentive Compensation is determined, the Named Executive Officer will automatically receive a grant of stock options with a value equal to 25% of that amount as incentive compensation, calculated using the closing price of the Company's common stock on the Nasdaq National Market on the grant date, the Black-Scholes valuation model and a discount based on vesting requirements. Based on the example in the preceding paragraph, the Named Executive Officer would receive a grant of stock options worth $56,250 (25% of $225,000). The Compensation Committee has determined that this automatic grant of stock options is an appropriate form of incentive compensation because the value of the stock options is inherently tied to Company performance - the stock options are only valuable if the price of the Company's common stock increases after the grant date and before the options expire. The stock options (which will be granted to the Named Executive Officers after the end of the fiscal year) will be incentive stock options up to applicable statutory limits and the balance will be non-qualified stock options.

         The remaining 75% of each Named Executive Officer's Target Incentive Compensation is at-risk and will be awarded in the form of restricted stock only if specific performance goals the Compensation Committee are achieved (e.g., specific earnings per share and operating income amounts for designated business units). Based on the example in the preceding paragraph, the Named Executive Officer would receive restricted stock worth $168,750 (75% of $225,000) if the performance goals established by the

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Compensation Committee were achieved. If the performance goals are partially achieved, the Named Executive Officer may receive part of the at-risk portion of his Target Incentive Compensation. The Compensation Committee has established a minimum threshold performance level that must be met in order for the Named Executive Officer to receive any part of the at-risk portion of his Target Incentive Compensation (80% of the performance goal(s) for Messrs. Owens, Radkoksi, Williams and Hicks; 70% of the performance goal for Mr. Bendel). If the performance goals are exceeded, the Named Executive Officer will receive up to 150% of the at-risk portion of his Target Incentive Compensation, depending on the amount by which the performance goals were exceeded. At the end of the performance period, the Compensation Committee determines the portion of the at-risk Target Incentive Compensation earned and the value of the restricted stock earned. At that time, the Compensation Committee also calculates the number of shares of restricted stock awarded using the closing price of the Company's common stock on the Nasdaq National Market on the grant date as well as a discount based on vesting requirements.

         For the Company's fiscal year beginning on April 30, 2005 ("Fiscal 2006"), the Compensation Committee has established the following Base Salary Multiples and performance goals for each of the Named Executive Officers:

                                                                  At-Risk Portion of
                                                                   Target Incentive
                                                Base Salary        Compensation as
                Name and Title                    Multiple      Percentage Base Salary        Performance Goals
                --------------                    --------      ----------------------        -----------------
Stewart K. Owens                                    250%                 187.5%            Earnings per share of the
     Chairman, Chief Executive Officer,                                                    Company
     President and Chief Operating Officer

Donald J. Radkoski                                  105%                 78.75%            Earnings per share of the
     Chief Financial Officer, Treasurer and                                                Company
     Secretary

Roger D. Williams                                   105%                 78.75%            Earnings per share of the
     Executive Vice President - Food Products                                              Company (25%)

                                                                                           Operating income of the
                                                                                           Company's Food Products
                                                                                           segment (75%)

Randall L. Hicks                                     75%                 56.25%            Earnings per share of the
     Executive Vice President - Restaurant                                                 Company (25%)
     Operations
                                                                                           Operating income of Bob
                                                                                           Evans restaurants (75%)

Russell W. Bendel                                    75%                 56.25%            Operating income of SWH
     Chief Executive Officer - SWH Corporation                                             Corporation (Mimi's Cafe
     d/b/a Mimi's Cafe                                                                     restaurants)

TIER 2 PARTICIPANTS

          The total amount of incentive compensation that a Tier 2 participant can receive under the Performance Incentive Plan is equal to a multiple of the Tier 2 participant's annual base salary. Each Tier 2 participant's base salary multiple will be established by the appropriate Named Executive Officers, except that the Compensation Committee will establish the base salary multiple for Tier 2 participants who are executive officers.

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         All incentive compensation for Tier 2 participants is at-risk based on the achievement of performance goals established by the Compensation Committee. For Fiscal 2006, the Compensation Committee has established earnings per share as the performance goal for all Tier 2 corporate support employees and business unit operating income as the performance goal for Tier 2 participants whose job responsibilities are primarily related to a particular business unit (e.g., Bob Evans and Owens Country Sausage combined food products, Bob Evans food products, Bob Evans restaurants, Owens food products, Mimi's Cafe restaurants, etc.). If a Tier 2 participant's performance goal is achieved, the Tier 2 participant will receive 100% of his or her target incentive compensation. If the performance goal is partially achieved, the Tier 2 participant may receive a portion of his or her target incentive compensation. The Compensation Committee has established a minimum threshold performance level (70% of the target performance goals) that must be met in order for any incentive compensation to be awarded. If the performance goal is exceeded, the Tier 2 participant will receive up to 150% of his or her target incentive compensation, depending on the amount by which the performance goal was exceeded.

         Tier 2 participants will receive one-half of their incentive compensation under the Performance Incentive Plan in the form of cash and the remaining one-half in the form of restricted stock. At the end of the performance period, the Compensation Committee determines the portion of incentive compensation earned and the value of the restricted stock earned. At that time, the Compensation Committee also calculates the number of shares of restricted stock awarded using the closing price of the Company's common stock on the Nasdaq National Market on the grant date as well as a discount based on vesting requirements.

GENERAL

         All incentive compensation awards under the Performance Incentive Plan will vest over a period of three (3) years beginning on the first anniversary of the date the award was made. The exercise price of stock options and the grant price of restricted stock awards made under the Performance Incentive Plan will be equal to the closing price of the Company's common stock on the Nasdaq National Market on the date the stock options and restricted stock awards are made. All awards of stock options and restricted stock will be granted under the Company's First Amended and Restated 1998 Stock Option and Incentive Plan (or, for fiscal years after Fiscal 2006, any subsequent employee compensation plan approved by the Company's stockholders) and, with respect to awards granted to the Named Executive Officers, in accordance with the Bob Evans Farms, Inc. 2002 Incentive Growth Plan.

         The Performance Incentive Plan is effective beginning with Fiscal 2006. The Compensation Committee may amend or terminate the Performance Incentive Plan at any time.